Exhibit 23.3
Ocean Rig UDW Inc.
10 Skopa Street, Tribune House,
2nd Floor, Office 202, CY 1075,
Nicosia, Cyprus
August 17, 2011
Dear Sir/Madam:
Reference is made to Amendment No. 1 to Form F-4 registration statement (the “Registration Statement”) and related prospectus (“Prospectus”) in connection with the exchange of up to 28,571,428 shares of common stock, par value $0.01 per share, of Ocean Rig UDW Inc. (the “Company”) previously sold in a private offering for new registered common shares, par value $0.01 per share, of the Company. We hereby consent to all references to our name in the Registration Statement and the use of the statistical information supplied by us set forth in the sections of the Registration Statement entitled “Prospectus Summary”, “Risk Factors” and, “Business” and the use of our report in the section of the Registration Statement entitled “The Offshore Drilling Industry”. We further advise you that our role has been limited to the provision of such statistical data supplied by us. With respect to such statistical data, we advise you that:
•	We have to the best of our knowledge accurately described the international offshore drilling industry; and

•	Our methodologies for collecting information and data may differ from those of other sources and does not reflect all or even necessarily a comprehensive set of the actual transactions occurring in the offshore drilling industry.
We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the references to our firm in the section of the Registration Statement entitled “Experts”.

Yours sincerely, FEARNLEY OFFSHORE AS
/s/ Morten Mæhle
Morten Mæhle
Managing Director